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Exhibit 99.1

For further information, contact:
J. David Smith or R. Scott Vansant

EURAMAX ANNOUNCES WITHDRAWAL DEADLINE

Norcross, Georgia (July 29, 2003)—Euramax International, Inc. announced today that, as part of its previously announced tender offer and consent solicitation in regards to all of the outstanding 11 1/4% senior subordinated notes due 2006 issued by Euramax International Limited, Euramax European Holdings Limited, and Euramax European Holdings, B.V., it has received the valid consents from record holders of more than a majority of the outstanding principal amount of the notes. Accordingly, as provided in the Offer to Purchase and Consent Solicitation Statement dated July 10, 2003 and the related Consent and Letter of Transmittal, we hereby announce that the "Withdrawal Deadline" has occurred and you may no longer withdraw your consent, and any tenders received after this press release may not be withdrawn.

UBS Securities LLC is the sole lead dealer manager, Banc of America Securities is the co-manager, JPMorgan Chase Bank is the depositary and D.F. King & Co., Inc. is the information agent for the tender offer and consent solicitation. Note holders' requests for documentation should be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers, call collect) or toll-free at (800) 431-9643. Questions regarding the transaction should be directed to UBS Securities LLC at (800) 722-9555, ext. 8035.

The offer to purchase notes and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 10, 2003 and the related Consent and Letter of Transmittal, as they may be supplemented or amended, which set forth the complete terms of the tender offer and consent solicitation.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward-looking statements: Statements made by Euramax, which are not historical facts, are forward looking statements that involve risks and uncertainties. Statements including the words "anticipate," "expect," "project," "may," "intend," "foresee," "believe," and "feel," also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the "Risk Factors" section of the Company's Report on Form 10-K for the year ended December 27, 2002.

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EURAMAX ANNOUNCES WITHDRAWAL DEADLINE